Exhibits 5.1 and 23.1

OPINION OF DAVIS POLK & WARDWELL LLP

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Davis Polk & Wardwell LLP	212 450 4000 tel
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New York, NY 10017

August 8, 2014

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, Arkansas 72762-6999

Ladies and Gentlemen:

Tyson Foods, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-197661) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including (i) $1,000,000,000 aggregate principal amount of its 2.650% Senior Notes due 2019 (the “2019 Notes”), (ii) $1,250,000,000 aggregate principal amount of its 3.950% Senior Notes due 2024 (the “2024 Notes”), (iii) $500,000,000 aggregate principal amount of its 4.875% Senior Notes due 2034 (the “2034 Notes”) and (iv) $500,000,000 aggregate principal amount of its 5.150% Senior Notes due 2044 (together with the 2019 Notes, the 2024 Notes and the 2034 Notes, the “Notes”). The Notes are to be sold pursuant to the Underwriting Agreement dated August 5, 2014 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”). The Notes will be guaranteed (the “Guarantees” and, together with the Notes, the “Securities”) by Tyson Fresh Meats, Inc. (the “Guarantor”). The Securities will be issued pursuant to an indenture dated as of June 1, 1995 between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank)), as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture thereto dated as of August 8, 2014 among the Company, the Guarantor and the Trustee for each series of Notes (such indenture as so amended and supplemented, the “Indenture”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals,

Tyson Foods, Inc.	2	August 8, 2014

(iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, the Securities have been duly authorized by the Company and the Guarantor and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company and the Guarantor, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and the Notes will be entitled to the benefits of the Indenture pursuant to which such Notes are to be issued; provided that we express no opinion as to the (x) enforceability of any waiver of rights under any usury or stay law, (y) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that the Indenture, the Notes and the Guarantees (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantor). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and the Guarantor.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantor, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP